Calpian’s Money-On-Mobile Grows Processing Volume 14% in April With Cumulative Unique Users Increasing to 135 million

India’s Leading Mobile Payments Service Provider Now Offered Through 259,517 Locations Throughout India

DALLAS & MUMBAI, India--(BUSINESS WIRE)--Calpian, Inc. (OTCQB: CLPI) announced that for the month ending April 30, 2015, its Mumbai-based subsidiary, Money-On-Mobile, increased transaction processing volume to Rs 2.012 billion Indian Rupees, or about $31.9 million US Dollars, an increase of 14.1% from March’s Rs 1.762 billion Indian Rupees. Money-on-Mobile has been accessed by more than 135 million cumulative unique users since its inception, which is an increase of 3.3 million unique users accessing the service since March. The company had 7.09 million total users in March, with 3.78 million repeat users.
Money-On-Mobile is a mobile payments service provider that allows Indian consumers to use their mobile phones to pay for goods and services, or transfer funds from one person to another using simple SMS text functionality. The service is now offered to Indian consumers through 259,517 retail locations throughout India, an increase of 6,702 stores from March’s 252,815 stores.
“Money-On-Mobile services continue to increase in volume,” said Shashank Joshi, Founder and Managing Director of Money-On-Mobile. “We introduced our Domestic Remittance product (person-to-person transfers) to the market in December, 2014, and in April, we saw approximately $8 million in volume with over 138,000 transactions. This remarkable growth is part of the increase in the overall volume transacted this month.”
“The overall success of our business model is playing out across India,” commented Calpian CEO, Harold Montgomery. “This month, our prepaid mobile phone time sales, known as mobile top-ups, increased 13.7% from March to April. The average mobile top-up transaction size has increased to Rs 120 from Rs 58 reported in December, a 93.5% increase.”

About Calpian, Inc.
Calpian, Inc. (CLPI) is a global mobile payments technology and processing company offering mobile payment services through Indian subsidiary Money-On-Mobile and domestic transaction services through Calpian Commerce. Money-On-Mobile is a mobile payments service provider that enables Indian consumers to use their mobile phones to pay for goods and services, or transfer funds from one cell phone to another using simple SMS text functionality. Calpian Commerce provides the U.S. merchant community with an integrated suite of payment processing services and related software products. For more information, visit www.calpian.com.

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